Exhibit 2.2




                 CAPITAL STOCK PURCHASE AGREEMENT


THIS CAPITAL STOCK PURCHASE AGREEMENT ("Agreement") is entered into on August 16, 2005, by and between Newfield Capital, Inc. ("Shareholder") and Jinchuan Zhao, an individual ("Zhao").


                          RECITALS

WHEREAS, Shareholder owns 100% of capital stock of Newfield Acquisition Corp., a Delaware corporation ("NAC"), which is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person; and

WHEREAS, NAC has filed with the U.S. Securities and Exchange Commission a registration statement on Form 10-SB that became effective in May 2002 pursuant to the Securities Exchange Act of 1934, and is a reporting company pursuant to Section 12 (g) thereunder; and

WHEREAS, NAC has an authorized capitalization consisting of 80,000,000 shares of common stock, $.0001 par value, of which 5,000,000 shares are issued, outstanding ("NAC Shares") and held by Shareholder, and 20,000,000 shares of preferred stock, $.0001 par value, none of which has been issued.

WHEREAS, the Shareholder wishes to sell, and Zhao wishes to acquire, all of the NAC Shares on the Closing (as defined below in Article IV), in exchange for $1,000 in services provided, subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:


                            ARTICLE I
                       SALE OF SECURITIES

1.01. Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell, and Zhao agrees to purchase NAC Shares for $1,000.

1.02. From February 2004 through August 2005, Zhao provided certain consulting services to Shareholder valued at $1,000, which amount is considered paid in full in exchange for all NAC Shares as of the date of this agreement.



                           ARTICLE II
                 REPRESENTATIONS AND WARRANTIES

Shareholder represents and warrants to Zhao the following:

2.01. Organization. NAC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware.

2.02. NAC. The authorized stock of NAC consists of 100,000,000 shares of common stock, consisting of 80,000,000 shares of Common Stock, $.0001 par value per share, and 20,000,000 shares of Preferred Stock, $.0001 par value per share. As of the date of this Agreement, there were 5,000,000 shares of Common Stock issued and outstanding, and none of Preferred Stock was issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating NAC to issue or to transfer from treasury any additional shares of its NAC stock.

2.03. Financial Statements. Financial statements will be provided at the closing and will include the balance sheets of NAC as of June 30, 2005 and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by NAC throughout the periods indicated, and fairly present the financial position of NAC as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated.

2.04. Absence of Changes. Since June 30, 2005, there has not been any change in the financial condition or operations of NAC, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse and will be fully disclosed.

2.05. Liabilities. NAC did not as of June 30, 2005 and as of the date of this Agreement, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in NAC's balance sheet as of June 30, 2005. NAC is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving NAC, its director, officer or its common stock. There is no dispute of any kind between NAC and any third party, and no such dispute will exist as of the date of this Agreement.

2.06. Tax Returns. Within the times and in the manner prescribed by law, NAC has filed all federal, state, and local tax returns required by law, and NAC has paid all taxes, assessments, and penalties due and payable.
No federal income tax returns of NAC have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in NAC's balance sheet as of June 30, 2005, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by NAC. 2.07. Ability to Carry Out Obligations. The Shareholder has the right, power, and authority to enter into, and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which NAC or the Shareholder is a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause NAC to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of NAC or upon the securities of NAC to be acquired by Zhao.

2.08. Full Disclosure. None of representations and warranties made by NAC or the Shareholder, or in any certificate or memorandum furnished or to be furnished by NAC or the Shareholder, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.09. Contracts and Leases. NAC does not and has never carried on any business. No person holds a power of attorney from NAC.

2.10. Compliance with Laws. NAC has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to NAC.

2.11. Litigation. NAC is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Shareholders, there is no basis for any such action or proceeding and no such action or proceeding is threatened against NAC. NAC is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.12. Conduct of Business. Prior to the closing, NAC shall conduct its business in the normal course, and shall not (without the prior written approval of Zhao) (i) sell, pledge, or assign any assets (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

2.13. Title. The Shareholder has good and marketable title to all of the securities to be sold to Zhao pursuant to this Agreement. The securities to be sold to Zhao will be, at closing, free and clear of all liens, security interests, pledges, charges, claims and encumbrances of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, the Shareholder is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to Zhao. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares by Zhao, impair, restrict or delay Zhao voting rights with respect to the shares.


                            ARTICLE III
                         INVESTMENT INTENT

3.01. Zhao agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration (Transfer) only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under the Act.

3.02. After acquiring the shares being purchased hereby Zhao agrees to file all quarterly and annual reports to comply with SEC regulations. Shareholder agrees to cooperate in all respects with this endeavor and to assist Zhao in any reasonable way.



                            ARTICLE IV
                             CLOSING

The closing of this transaction will occur when all of the documents and/or consideration described below have been delivered. As part of the closing, the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

By the Shareholder: (i) A certificate for 5,000,000 shares of NAC common stock, registered in names so designated by Zhao as designated;
(ii) The resignation of the sole officer and director of NAC; (iii) A Board of Directors resolution appointing directors as designated by Zhao;
(iv) NAC's financial statements, which shall include a balance sheet dated as of June 30, 2005 and statements of operations, stockholders' equity and cash flows for the twelve and eighteen month periods then ended; (v) All of the business and corporate records of NAC, including but not limited to correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts;
(vi) Within 4 business days following closing Shareholder will file disclosure of this sale of shares to Zhao by filing Form 8-K with the SEC.

By Zhao: As described in Section 1.01, Zhao has paid Shareholder the amount of $1,000 in the form of services, representing the payment in full for 100%, or 5,000,000 shares, of the capital stock of NAC.



                              ARTICLE V
                              REMEDIES

5.01. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Chicago, Illinois in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

5.02. Indemnification. Each party agrees to indemnify the others against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or any material misrepresentation of any party contained herein or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.


                              ARTICLE VI
                            MISCELLANEOUS

6.01. Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02. No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03. Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

6.04. Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

6.05. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.

6.06. Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

6.07. Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the closing of this Agreement.


AGREED AND ACCEPTED as of the date first above written.




/s/ Jinchuan Zhao
------------------
Jinchuan Zhao


Newfield Capital Inc.


By: /s/ Gary Huang
---------------------
Gary Huang, President